Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Unity Software Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Convertible Debt	2.0% Convertible Senior Notes due 2027	Rule 457(o)(1)	$1,000,000,000(1)	100%	$1,000,000,000(1)	0.00014760	$147,600
Fees to be Paid	Equity	Common Stock, par value $0.000005 per share	Rule 457(i)(3)	24,543,100(2)	—	—		—(3)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$1,000,000,000		$147,600
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$147,600
(1) Equals the aggregate principal amount of 2.0% Convertible Senior Notes due 2027 (“Notes”) being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2) Represents the maximum number of shares of common stock, par value $0.000005 per share (“Common Stock”) issuable upon conversion of the Notes at a conversion rate corresponding to the maximum conversion rate of 24.5431 shares of our common stock per $1,000 principal amount of Notes. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include an indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3) No additional consideration will be received upon conversion of such Notes, and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.